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                                                                    Exhibit 99.1

CONTACT:          North Coast Energy, Inc.
                  Shareholder Services
                  (330) 425-2330
                  (800) 645-6427


                    NORTH COAST ENERGY ACQUIRES PEAKE ENERGY
                      IN A MAJOR $72.5 MILLION TRANSACTION
 Company Becomes one of the Largest Natural Gas Producers in Appalachian Basin

TWINSBURG, OHIO, March 20, 2000 - NORTH COAST ENERGY, INC. (Nasdaq: NCEB), announced today that it has completed the purchase of Peake Energy, Inc., from Belden & Blake Corporation for $72.5 million. The all-cash transaction is expected to immediately benefit net earnings, cash flow and EBITDA.

Peake Energy's properties in West Virginia and Kentucky represent approximately 81 Bcfe of proven natural gas reserves, 1,900 wells and over 900 miles of natural gas gathering lines, including a 500-mile system serving West Virginia's largest industrial gas consumer--thereby more than doubling North Coast's production and reserves. This significant transaction makes North Coast Energy one of the largest producers of natural gas in the Appalachian Basin. North Coast's assets in Ohio, Pennsylvania, West Virginia and Kentucky now represent approximately 140 Bcfe of proven natural gas reserves, 4,000 wells and 1,600 miles of natural gas gathering and transportation lines. Daily gross production will increase to over 33 million cubic feet of natural gas equivalents.

"The acquisition of Peake Energy provides North Coast an ideal foothold to expand our Appalachian operations, gas marketing, and drilling and development opportunities.", said Omer Yonel, North Coast Energy's Chief Executive Officer. He continued, "Peake's low risk core natural gas production and development drilling are a perfect compliment to our existing resource base and growth strategy. In addition, Peake's large acreage position is ideally situated to explore the potential related to the very large recent discoveries in West Virginia's Rome Trough." Mr. Yonel concluded, "We will recognize immediate benefits in terms of revenues, operating margins and net income. Further, I want to point out that while a transaction of this magnitude makes North Coast Energy a bigger company, we are resolute in our commitment to make it an even better, more profitable one as well. While the ink is drying on the closing



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documents of this acquisition, the synergies and opportunities for the new North
Coast Energy began with an integration process started three months ago in preparation for this day ".

The purchase of the stock of Peake Energy was completed through financing provided by NUON N.V., North Coast's majority stockholder and strategic partner. NUON is the largest utility company in the Netherlands with over five million connections to industrial, commercial and residential customers.

North Coast Energy, Inc., an affiliate of NUON International bv, is an independent oil and gas exploration company headquartered in Twinsburg, Ohio.

The statements made in this release include forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, the competition within the oil and gas industry, the price of oil and gas in the Appalachian Basin area, the weather in the Company's geographic region, possible acquisitions by the Company, the cost of locating and drilling oil and gas wells in the Appalachian Basin area, the ability of the Company to integrate its existing field operations with those of its recently acquired operations, the ability to utilize the new service and production equipment purchased, the amount of funds raised in Drilling Programs, and the ability to locate productive oil and gas prospects for development by the Company.